Exhibit 23.1

The Directors Biodexa Pharmaceuticals plc 1 Caspian Point Caspian Way Cardiff Wales CF10 4DQ	DDI: +44 (0)20 7516 2200 Email: dthompson@pkf-l.com Date: 7 May 2025

Consent of Independent Registered Public Accounting Firm

Dear Sir / Madam

We consent to the incorporation by reference of our audit report dated April 10, 2025 on the consolidated financial position of Biodexa Pharmaceuticals plc (the “Group”) and its subsidiaries as of December 31, 2024 (collectively the 2024 20-F) into the prospectus and registration statement included within the Post-Effective Amendment No.1 to Form F-1 regarding the Series J Warrants, Series K Warrants and July 2024 Placement Agent Warrants, issued in the July 2024 Private Placement.

Yours faithfully

PKF Littlejohn LLP

London, United Kingdom

PKF Littlejohn LLP, Chartered Accountants. A list of members’ names is available at the address below. PKF Littlejohn LLP is a limited liability partnership registered in England and Wales No. OC342572. Registered office at 15 Westferry Circus,
London E14 4HD. PKF Littlejohn LLP is a member of PKF Global, the network of member firms of PKF International Limited, each of which is a separate and independent legal entity and does not accept any responsibility or liability for the actions or inactions of any individual member or correspondent firm(s).

PKF Littlejohn LLP 15 Westferry Circus Canary Wharf, London E14 4HD T: +44 (0)20 7516 2200 pkf-l.com